Exhibit 1

                           Report of Independent Auditors

Plan Administrator
Luby's Cafeterias Savings and Investment Plan
San Antonio, Texas

We have audited the accompanying statements of net assets available for benefits of the Luby's Cafeterias Savings and Investment Plan as of December 31, 1998 and 1997, and the related statement of changes in net assets available for benefits for the year ended December 31, 1998 and the ten months ended December 31, 1997. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1998 and 1997, and the changes in its net assets available for benefits for the year ended December 31, 1998, and the ten months ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1998, and reportable transactions for the year then ended, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the basic financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                                             ERNST & YOUNG LLP
April 30, 1999


                  Luby's Cafeterias Savings and Investment Plan

                 Statements of Net Assets Available for Benefits

                                                    December 31
                                             1998                  1997
                                             ____                  ____
Assets

Investments, at fair value:
 CIGNA Guaranteed Income Fund           $  745,094              $  302,685
 CIGNA Lifetime Funds                    1,396,579                 600,992
 CIGNA Large Co. Stock Index Fund          911,844                 334,252
 PBHG Growth Fund                        1,022,618                 549,262
 Templeton Foreign Fund                    258,208                 129,275
 Luby's Cafeterias, Inc. Stock             342,136                 140,706
 Participant loans                          76,361                  10,633
                                         _________               _________

Total investments                        4,752,840               2,067,805

Receivables:
 Participant contributions                     195                  52,814
                                         _________               _________

Net assets available for benefits       $4,753,035              $2,120,619
                                         _________               _________

See accompanying notes.

                Luby's Cafeterias Savings and Investment Plan

          Statements of Changes in Net Assets Available for Benefits

                                             Year              Ten Months
                                             Ended                Ended
                                          December 31          December 31
                                              1998                1997
                                          ____________        _____________
Additions to net assets attributed to:
 Investment income:
   Net appreciation in fair value of
    investments                            $  241,441          $   54,026
   Interest                                    32,021               7,164
   Dividends                                    9,933               1,482
                                            _________           _________

                                              283,395              62,672
 Contributions:
   Participants                             2,612,159           2,095,206
                                            _________           _________

Total additions                             2,895,554           2,157,878


Deductions from net assets attributed to:

 Benefits to participants                     244,100              31,754
 Administrative expenses                       19,038               5,505
                                            _________           _________

Total deductions                              263,138              37,259
                                            _________           _________

Net increase                                2,632,416           2,120,619

Net assets available for benefits
 at beginning of period                     2,120,619                 ---
                                            _________           _________

Net assets available for benefits at
 end of period                             $4,753,035          $2,120,619
                                            _________           _________

See accompanying notes.

                   Luby's Cafeterias Savings and Investment Plan
                         Notes to Financial Statements
                           December 31, 1998 and 1997

1.  Significant Accounting Policies

The accounting records of the Luby's Cafeterias Savings and Investment Plan (the Plan) are maintained on the accrual basis of accounting.

The Plan's investments are held in common stock of Luby's Cafeterias, Inc. (the Company),CIGNA Guaranteed Income Fund, CIGNA Lifetime Funds, CIGNA Large Company Stock Index Fund (formerly CIGNA Stock Market Index Account),
PBHG Growth Fund, and Templeton Foreign Fund, which are stated at fair value based on quoted market prices on the valuation date. Changes in fair market value and gains and losses on the sale of investment securities are reflected in the statement of changes in net assets available for benefits as net appreciation in fair value of investments.

Certain administrative expenses of the Plan are paid by the Company.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  Description of the Plan

The following is a general description of the Plan. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General

The Plan, which was effective on March 1, 1997, is a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code (IRC). Employees of the Company and Luby's Restaurants Limited Partnership who complete one year of service, which is defined as 1,000 hours, and have attained age 21 are eligible to participate in the Plan on the next January 1, April 1, July 1, or October 1. The Plan is subject to the provisions of the Employee
Retirement Income Security Act of 1974 (ERISA).

Investments

Effective March 1, 1997, the Plan entered into a group annuity contract with Connecticut General Life Insurance Company (CGLIC). The contract includes a Guaranteed Income Fund which is invested in CGLIC's general portfolio and is fully benefit-responsive and, therefore, recorded at contract value. Contract value equals all contributions and transfers into the account, plus accrued interest, less payments.

The average yield on the Guaranteed Income Fund was 5.75% and 5.95% for 1998 and 1997, respectively. The credited interest rate was 5.75% and 5.95% at December 31, 1998 and 1997, respectively. Because the credited interest rate is reset periodically at the discretion of CGLIC, the contract value approximates fair value. Amounts invested in the Guaranteed Income Fund might be subject to certain restrictions if the contract is terminated or if assets are withdrawn. The value of the group annuity contract is subject to the stability of CGLIC.

The contract also includes eight pooled separate accounts. CGLIC determines the fair value of the pooled separate accounts based on quoted market values of the assets in the separate accounts.

Contributions and Investment Options

Participants may contribute an amount not less than 1% and not exceeding 15% of their compensation, limited by 401(k) regulations, and may direct investments of their accounts in either common stock of the Company, CIGNA Guaranteed Income Fund, CIGNA Lifetime Funds, CIGNA Large Company Stock Index Fund, PBHG Growth Fund, or Templeton Foreign Fund.

Participant Accounts

Each participant's account is credited with the participant's contributions and allocations of Plan earnings, and charged with an allocation of any applicable participant expenses. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

Vesting

Participants are immediately vested in their voluntary contributions plus actual earnings thereon.

Participant Loans

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of $50,000 or 50% of their account balance, reduced by the highest amount of any loan outstanding within the previous twelve months. Loan transactions are treated as a transfer from (to) the investment fund to
(from) the loan fund. Loan terms range up to five years for general purpose loans or up to 30 years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with prevailing rates as determined quarterly by the Plan administrator. Interest rates on outstanding loans range from 9 to 9.5 percent. Principal and interest are paid ratably through payroll deductions.

Payment of Benefits

Upon retirement, or in the event of death or disability, a participant will receive a lump-sum payment of his (her) account in the Plan and all amounts which have been allocated to his (her) Plan account. In the event of termination of employment with the employer for any other reason, the participant is entitled to the vested portion of his (her) account in the Plan and all vested amounts which have been allocated to his (her) Plan account.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right to terminate the Plan subject to the provisions of ERISA.

3.  Benefits Payable to Terminated Participants

At December 31, 1998, there were 157 terminated participants in the Plan entitled to aggregate vested benefits totaling $188,127 in cash distributions. The actual distribution of these benefits, in the form of cash, will occur subsequent to December 31, 1998. At December 31, 1997, there were 124 terminated participants entitled to aggregate vested benefits totaling
$38,217 in cash distributions.

4.  Reconciliation of Financial Statements to Form 5500

The Form 5500 is prepared on the modified cash basis of accounting. The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                        December 31
                                                 1998                 1997
                                                 ____                 ____
   Net assets available for benefits per
    the financial statements                $4,753,035             $2,120,619
   Participant contributions receivable           (195)               (52,814)
                                             _________              _________
   Net assets available for benefits per
    the Form 5500                           $4,752,840             $2,067,805
                                             _________             __________

The following is a reconciliation of contributions received from participants per the financial statements to the Form 5500 for the year ended December 31, 1998:

   Contributions received from participants per the
    financial statements                                           $2,612,159

   Plus:
   Amounts receivable from participants at December 31, 1997           52,814

   Less:
   Amounts receivable from participants at December 31, 1998             (195)
                                                                   __________
   Contributions received from participants per
    the Form 5500                                                  $2,664,778
                                                                   __________

5.  Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated February 13, 1998, that the Plan and related trust are designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

6. Statement of Changes in Net Assets Available for Benefits Segregated by Participant-Directed Investment Options

The following represents the changes in net assets available for benefits segregated by participant-directed investment options for the year ended December 31, 1998 and the ten months ended December 31, 1997:

                                                              Year Ended December 31, 1998
                                                                  Participant-Directed
                         ________________________________________________________________
                         CIGNA
                         Guaranteed
                         Income    CIGNA          CIGNA         CIGNA         CIGNA
                         Fund      Lifetime 20    Lifetime 30   Lifetime 40   Lifetime 50
                         ________________________________________________________________
Additions to net assets
 attributed to:

   Investment income:
     Net appreciation
      (depreciation)in
      fair value of
      investments        $       -   $ 23,480      $ 45,759     $  32,993      $ 16,702
     Interest               29,476        214           242           238            23
     Dividends                   -          -             -             -             -
                         ________________________________________________________________

                            29,476     23,694        46,001        33,231        16,725
   Contributions:
     Participants          439,769    149,068       271,149       195,624       112,240
     Principal payments
      on loans               1,958      2,801           888           830           209
                         ________________________________________________________________

Total additions            471,203    175,563       318,038       229,685       129,174

Deductions from net
 assets attributed to:
   Benefits to
    participants            44,125     15,248        26,397        18,917         9,470
   Administrative expenses   3,973      2,252         2,974         1,981           841
   Loan withdrawals         20,415      8,623         5,529         6,918           ---
                         ________________________________________________________________

Total deductions            68,513     26,123        34,900        27,816        10,311

Net interfund transfers     39,719     12,251        (1,722)        6,708        (6,613)
                         ________________________________________________________________

Net increase (decrease)    442,409    161,691       281,416       208,577       112,250

Net assets available
 for benefits at
 beginning of year         302,685    113,974       223,260       154,001        81,679
                         ________________________________________________________________

Net assets available
 for benefits at end
 of year                  $745,094   $275,665      $504,676      $362,578      $193,929

                         ________________________________________________________________



              ___________________________________________________________________________
                         CIGNA
                         Large                      Luby's
                         Company           Temple-  Cafe-
               CIGNA     Stock    PBHG     ton      terias,    Parti-
               Life-     Index    Growth   Foreign  Inc.       cipant
               time 60   Fund     Fund     Fund     Stock      Loans    Other       Total
              ___________________________________________________________________________








              $ 4,963 $147,866 $   18,336  $(14,918) $(33,740) $     -  $     - $  241,441
                   27      738        713       235       115        -        -     32,021
                    -        -          -         -     9,933        -        -      9,933
              ____________________________________________________________________________

                4,990  148,604     19,049   (14,683)  (23,692)       -        -    283,395

               34,865  436,992    620,079   172,693   232,299        -  (52,619) 2,612,159

                  226    5,641      4,457     1,770     1,095  (19,875)       -          -
              ____________________________________________________________________________

               40,081  591,237    643,585   159,780   209,702  (19,875) (52,619) 2,895,554



                3,555   40,822     57,197     9,307    17,088    1,974        -    244,100
                  420    2,840      1,900       251     1,606        -        -     19,038
                  826   19,226     17,965     4,817     3,258  (87,577)       -          -
              ____________________________________________________________________________

                4,801   62,888     77,062    14,375    21,952  (85,603)       -    263,138
               (3,627)  49,243    (93,167)  (16,472)   13,680        -        -          -

              ____________________________________________________________________________

               31,653  577,592    473,356   128,933   201,430   65,728  (52,619) 2,632,416


               28,078  334,252    549,262   129,275   140,706   10,633   52,814  2,120,619
              ____________________________________________________________________________




              $59,731 $911,844 $1,022,618  $258,208  $342,136  $76,361  $   195 $4,753,035
              ____________________________________________________________________________


                                                                   Ten Months Ended
                                                                   December 31, 1997
                                                                 Participant-Directed
                         ________________________________________________________________
                         CIGNA
                         Guaranteed
                         Income    CIGNA          CIGNA         CIGNA         CIGNA
                         Fund      Lifetime 20    Lifetime 30   Lifetime 40   Lifetime 50
                         ________________________________________________________________

Additions to net assets
 attributed to:

   Investment income:
     Net appreciation
      (depreciation)in
      fair value of
      investments        $       -   $  4,920      $ 10,956     $   6,922      $  3,558
     Interest                7,030         81             -             -             -
     Dividends                   -          -             -             -             -
                         ________________________________________________________________

                             7,030      5,001        10,956         6,922         3,558
   Contributions:
     Participants          303,045    112,029       215,149       149,158        80,748
     Principal payments
      on loans                   -        949             -             -             -
                         _______________________________________________________________

Total additions            310,075    117,979       226,105       156,080        84,306

Deductions from net
 assets attributed to:
   Benefits to
    participants             7,466      1,489         3,192           867           698
   Administrative expenses     981        943           928           391           162
   Loan withdrawals            269      3,318           666           117           117
                         _______________________________________________________________

Total deductions             8,716      5,750         4,786         1,375           977

Net interfund transfers      1,326      1,745         1,941          (704)       (1,650)
                         _______________________________________________________________
Net assets available
 for benefits             $302,685   $113,974      $223,260      $154,001      $ 81,679
                         _______________________________________________________________


              ___________________________________________________________________________
                         CIGNA                      Luby's
                         Stock             Temple-  Cafete-
               CIGNA     Market   PBHG     ton      rias,      Parti-
               Life-     Index    Growth   Foreign  Inc.       cipant
               time 60   Account  Fund     Fund     Stock      Loans    Other       Total
              ___________________________________________________________________________








              $ 1,162  $ 28,424 $ 17,732  $ (3,240) $(16,408) $     -  $     - $   54,026
                    -        19       25         6         3        -        -      7,164
                    -         -        -         -     1,482        -        -      1,482
              ___________________________________________________________________________

                1,162    28,443   17,757    (3,234)  (14,923)       -        -     62,672

               27,209   303,987  554,181   135,970   160,916        -   52,814  2,095,206

                    -       217      277        64        36   (1,543)       -          -
              ___________________________________________________________________________

               28,371   332,647  572,215   132,800   146,029   (1,543)  52,814  2,157,878



                  134     2,579    9,478     2,698     3,153        -        -     31,754
                   42       557      693       170       638        -        -      5,505
                  117     2,958    2,763     1,409       442  (12,176)       -          -
              ___________________________________________________________________________

                  293     6,094   12,934     4,277     4,233  (12,176)       -     37,259
                    -     7,699  (10,019)      752    (1,090)       -        -          -
              ___________________________________________________________________________

              $28,078  $334,252 $549,262  $129,275  $140,706  $10,633  $52,814 $2,120,619
              ___________________________________________________________________________


                    Luby's Cafeterias Savings and Investment Plan

                       Notes to Financial Statements (continued

                             December 31, 1998 and 1997

7. Year 2000 (Unaudited)

During 1998 the Company, in the ordinary course of business, decided to migrate its information technology from internally developed systems to commercially available products, for a variety of business reasons, which are Year 2000 compliant. The system migration included all systems that have a direct impact on the Plan. The Company has also established formal communications with its third-party service providers to determine that they have developed plans to address their own Year 2000 issues which relate to the Plan. All third-party service providers have indicated that they will be Year 2000 compliant by late 1999. The Company does not believe a contingency plan is required and does not intend to create one as it believes the likelihood is remote that the third-party service providers have not fully addressed the Year 2000 issue or that it would have a material impact on the Plan.

                               SUPPLEMENTAL SCHEDULES

                      Luby's Cafeterias Savings and Investment Plan

               Item 27a - Schedule of Assets Held for Investment Purposes
                             EIN:  74-1335253     Plan No.:  003

                                 December 31, 1998

                     Description of
                     Investment, Including
Identity of Issue,   Maturity Date, Rate of
Borrower, Lessor,    Interest, Collateral,                        Current
or Similar Party     Par or Maturity Date         Cost             Value
_________________    ______________________    _________         _________

*CIGNA Guaranteed
 Income Fund          Fixed income account      $745,094         $745,094

*CIGNA Lifetime 20    Pooled separate account    244,188          275,665

*CIGNA Lifetime 30    Pooled separate account    442,968          504,676

*CIGNA Lifetime 40    Pooled separate account    316,818          362,578

*CIGNA Lifetime 50    Pooled separate account    170,182          193,929

*CIGNA Lifetime 60    Pooled separate account     52,725           59,731

*CIGNA Large Company
 Stock Index Fund     Pooled separate account    737,046          911,844

PBHG Growth Fund      Pooled separate account    965,728        1,022,618

Templeton Foreign
  Fund                Pooled separate account    271,451          258,208

*Luby's Cafeterias,
  Inc. Stock          Common stock
                        21,545 shares            381,129          342,136

*Participant loans    Interest accrued at prime
                       rate plus 1%, varying
                       maturity dates, 9.00%-
                       9.50% charged during 1998       -           76,361

*Denotes party-in-interest

                                          Luby's Cafeterias Savings and Investment Plan
                                         Item 27d - Schedule of Reportable Transactions
                                                  EIN:  74-1335253     Plan No.:  003
                                                Year Ended December 31, 1998
              Description of
              Asset (Including
Identity      Interest Rate and                                                       Current Value
of Party      Maturity in Case                  Purchase       Selling      Cost of    of Asset on           Net Gain
Involved*      of a Loan)                        Price          Price         Asset    Transaction Date      or <Loss>
______________________________________________________________________________________________________________________

Category (iii) - Series of Securities Transactions
              CIGNA Guaranteed Income Fund      $495,172     $      -     $495,172          $495,172       $        -
              CIGNA Guaranteed Income Fund             -       81,906       81,906            81,906                -
              CIGNA Lifetime 20 Fund             168,303            -      168,303           168,303                -
              CIGNA Lifetime 20 Fund                   -       34,520       33,790            34,520              730
              CIGNA Lifetime 30 Fund             280,885            -      280,885           280,885                -
              CIGNA Lifetime 30 Fund                   -       53,434       50,452            53,434            2,982
              CIGNA Lifetime 40 Fund             199,760            -      199,760           199,760                -
              CIGNA Lifetime 40 Fund                   -       32,118       30,155            32,118            1,963
              CIGNA Lifetime 50 Fund             109,867            -      109,867           109,867                -
              CIGNA Lifetime 50 Fund                   -       19,139       18,030            19,139            1,109
              CIGNA Large Co. Stock Index Fund   512,841            -      512,841           512,841                -
              CIGNA Large Co. Stock Index Fund         -       92,314       82,476            92,314            9,838
              PBHG Growth Fund                   622,283            -      622,283           622,283                -
              PBHG Growth Fund                         -      178,139      190,233           178,139          (12,094)
              Templeton Foreign Fund             181,972            -      181,972           181,972                -
              Templeton Foreign Fund                   -       41,457       43,190            41,457           (1,733)
              Luby's Cafeterias, Inc. Stock      252,705            -      252,705           252,705                -
              Luby's Cafeterias, Inc. Stock            -       26,161       29,102            26,161           (2,941)

There were no Category (i), (ii), or (iv) transactions during the year ended December 31, 1998.

*All transactions on market